Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Gino De Jesus, John Nesbett	Janet Vasquez,
Interim Chief Financial Officer	Dian Griesel, Ph.D.	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

CARDIMA REPORTS RECEIPT OF $3.1 MILLION THROUGH INVESTOR

EXERCISE OF WARRANTS

FREMONT, CA. March 17, 2004 – Cardima®, Inc. (NasdaqSC: CRDM) is reporting the receipt of $3.1 million in proceeds from investors exercise of certain warrants issued on August 13, 14 and 18, 2003.

Cardima issued a notice of redemption on October 10, 2003 in connection with its election to redeem all outstanding warrants issued on August 13, 2003. All of those warrants were exercised, as well as a portion of the warrants issued on August 14 and 18, 2003, in total representing 4,144,839 shares of common stock. Warrant exercise prices ranged from $0.7282 to $0.8375 per share.

“We are always pleased to strengthen our cash reserves,” commented Gabe Vegh, CEO of Cardima. “This enhances our ability to focus on achieving FDA approval of our REVELATION® Tx product, continue developing the Cardima atrial fibrillation (AF) Ablation System, and successfully commercialize the Surgical Ablation System.”

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which is expected to be used by cardiac surgeons to treat AF by ablating cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, whether the Company’s pre-market approval (PMA) application for the REVELATION® Tx or any other product will be approved by the FDA, the possibility of business disruption or unanticipated expenses due to the Company’s recent staffing reduction and financing efforts, and whether the Company will be able to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for its products from the marketplace, secure distribution partners or successfully market, sell and distribute its products to end users in the event regulatory approvals are obtained. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, the Company’s Quarterly Report on Form 10-Q, as amended on Form 10-Q/A, for the quarter ended June 30, 2003, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.